                                                                    Exhibit 12.1



                  Stellex Industries, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)



                                                                                           Pro Forma
                                                             Six       Three    Pro Forma     Nine
                                                            Months     Months     Year       Months
                            Years Ended December 31,        Ended      Ended     Ended      Ended
                     -------------------------------------  June 30,  September  December   September
                      1992    1993    1994    1995    1996   1997     30, 1997  31, 1996    30, 1997
                      ----    ----    ----    ----    ----   ----    --------   --------   ---------
Earnings(a):

  Earnings before   $1,028    $100     $81  $1,312  $2,377  $1,884      $32     ($9,439)     $1,535
     taxes
Add: Fixed Charges   1,386   1,078     979   1,034     856     376      520      10,984       8,527
Less: Preferred
 stock dividends        --      --      --      --      --      --       --       1,145         859
                     -----   -----  ------   -----     ---     ---      ---      ------       -----
                    $2,414  $1,178  $1,060  $2,346  $3,233  $2,260     $552      $  400     $ 9,203
                    ======  ======  ======  ======  ======  ======     ====      ======     =======

Fixed Charges(a):

Interest expense    $1,386  $1,078    $979  $1,034    $856    $376    $508      $10,484      $8,277

Debt issuance costs     --      --      --      --      --      --      12          500         250
                     -----   -----     ---   -----     ---     ---     ---       ------       -----

                    $1,386  $1,078    $979  $1,034    $856    $376    $520      $10,984      $8,527
                    ======  ======    ====  ======    ====    ====    ====       ======       =====

Ratio of Earnings to  1.74    1.09    1.08    2.27    3.78    6.01    1.06          (b)        1.08
Fixed Charges         ====    ====    ====    ====    ====    ====    ====                    =====


(a) The ratio of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings before taxes plus fixed charges less preferred stock dividends, and "fixed charges" consist of interest expense and amortization of debt issuance costs.

(b) Earnings were inadequate to cover fixed charges by $10,584,000 for the year ended December 31, 1996.